EXHIBIT 2.6


                           SECOND AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                    AMERICAN HOME MORTGAGE INVESTMENT CORP.,

                           as successor in interest to

                     AMERICAN HOME MORTGAGE HOLDINGS, INC.,

                                       AND

                              VALLEY BANCORP, INC.

                           Dated as of August 24, 2001

                                       and

            Amended and Restated as of February 10 and June 22, 2004

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PARTIES ...................................................................    1
PREAMBLE ..................................................................    1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER ..............................    1
   1.1   Merger ...........................................................    1
   1.2   Time and Place of Closing ........................................    2
   1.3   Effective Time ...................................................    2
   1.4   Restructure of Transaction .......................................    2
   1.5   Execution of Support Agreements ..................................    2
ARTICLE 2 - TERMS OF MERGER ...............................................    2
   2.1   Articles of Incorporation ........................................    2
   2.2   Bylaws ...........................................................    3
   2.3   Directors and Officers ...........................................    3
ARTICLE 3 - MANNER OF CONVERTING SHARES ...................................    3
   3.1   Conversion of Shares .............................................    3
   3.2   Shares Held by American Home or Valley ...........................    3
   3.3   Dissenting Valley Stockholders ...................................    3
   3.4   Conversion of Stock Rights .......................................    4
ARTICLE 4 - EXCHANGE PROCEDURES ...........................................    4
   4.1   Exchange Procedures ..............................................    4
   4.2   Rights of Former Valley Stockholders .............................    5
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF VALLEY ......................    5
   5.1   Organization, Standing, and Power ................................    5
   5.2   Authority; No Breach of Agreement ................................    6
   5.3   Capital Stock ....................................................    7
   5.4   Valley Subsidiaries ..............................................    7
   5.5   Financial Statements .............................................    8
   5.6   Absence of Undisclosed Liabilities ...............................    8
   5.7   Absence of Certain Changes or Events .............................    8
   5.8   Tax Matters ......................................................    8
   5.9   Assets ...........................................................   10
   5.10  Environmental Matters ............................................   10
   5.11  Compliance with Laws .............................................   11
   5.12  Labor Relations ..................................................   11
   5.13  Employee Benefit Plans ...........................................   12
   5.14  Material Contracts ...............................................   14
   5.15  Legal Proceedings ................................................   15
   5.16  Reports ..........................................................   15
   5.17  Statements True and Correct ......................................   15
   5.18  Regulatory Matters ...............................................   15
   5.19  Intellectual Property ............................................   16
   5.20  Charter Provisions ...............................................   16


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   5.21  Support Agreements ...............................................   16
   5.22  Derivatives ......................................................   16
   5.23  Fairness Opinion .................................................   17
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF AMERICAN HOME ...............   17
   6.1   Organization, Standing, and Power ................................   17
   6.2   Authority; No Breach of Agreement ................................   17
   6.3   Absence of Certain Changes or Events .............................   18
   6.4   Compliance with Laws .............................................   18
   6.5   Legal Proceedings ................................................   19
   6.6   Regulatory Matters ...............................................   19
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION ......................   19
   7.1   Affirmative Covenants of Valley ..................................   19
   7.2   Negative Covenants of Valley .....................................   19
   7.3   Adverse Changes in Condition .....................................   21
   7.4   Reports ..........................................................   21
ARTICLE 8 - ADDITIONAL AGREEMENTS .........................................   22
   8.1   Proxy Statement; Stockholder Approval ............................   22
   8.2   Applications .....................................................   22
   8.3   Filings with State Offices .......................................   22
   8.4   Agreement as to Efforts to Consummate ............................   22
   8.5   Investigation and Confidentiality ................................   23
   8.6   Press Releases ...................................................   24
   8.7   No Solicitation ..................................................   24
   8.8   Employee Benefits and Contracts ..................................   24
   8.9   Indemnification ..................................................   25
   8.10  Reorganization and Real Estate Investment Trust Status ...........   27
   8.11  Extension Fee ....................................................   27
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE .............   27
   9.1   Conditions to Obligations of Each Party ..........................   27
   9.2   Conditions to Obligations of American Home .......................   28
   9.3   Conditions to Obligations of Valley ..............................   29
ARTICLE 10 - TERMINATION ..................................................   30
   10.1  Termination ......................................................   30
   10.2  Effect of Termination ............................................   31
   10.3  Non-Survival of Representations and Covenants ....................   31
ARTICLE 11 - MISCELLANEOUS ................................................   31
   11.1  Definitions ......................................................   31
   11.2  Expenses .........................................................   40
   11.3  Brokers and Finders ..............................................   40
   11.4  Entire Agreement .................................................   41
   11.5  Amendments .......................................................   41


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   11.6  Waivers ..........................................................   41
   11.7  Assignment .......................................................   42
   11.8  Notices ..........................................................   42
   11.9  Governing Law ....................................................   43
   11.10 Counterparts .....................................................   43
   11.11 Captions .........................................................   43
   11.12 Interpretations ..................................................   43
   11.13 Enforcement of Agreement .........................................   43
   11.14 Severability .....................................................   43
SIGNATURES ................................................................   45


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                                LIST OF EXHIBITS
                                ----------------


Exhibit No.       Description
-----------       -----------

      1.          Form of Plan of Merger. (ss. 1.1).

      2.          Form of Support Agreement. (ss. 1.5).

      3.          Form of Opinion of Valley Counsel. (ss. 9.2).

      4.          Form of Opinion of American Home Counsel. (ss. 9.3).

                           SECOND AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION was originally made and entered into as of August 24, 2001, by and between American Home Mortgage Holdings, Inc., a Delaware corporation ("AHMH"), and Valley Bancorp, Inc., a Maryland corporation ("Valley") and the parent company of Valley Bank of Maryland, a federal savings bank, was amended and restated as of February 10, 2004, by and between American Home Mortgage Investment Corp., a Maryland corporation ("American Home"), as successor in interest to AHMH, and Valley, and is hereby amended and restated as of June 22, 2004, by and between American Home and Valley.

                                    PREAMBLE

      The respective Boards of Directors of Valley and American Home have approved and deem it advisable and in the best interests of the parties to this Agreement and their respective stockholders to consummate the transactions provided for herein, pursuant to which AHM Merger Corporation, a Maryland corporation and a wholly-owned subsidiary of American Home formed for the purpose of effecting the transactions contemplated herein ("AHM"), will merge with Valley. At the effective time of such merger, the outstanding shares of common stock of Valley shall be converted into the consideration provided for in this Agreement. The transactions described in this Agreement are subject to the approvals of the stockholders of Valley and the Office of Thrift Supervision, and to the satisfaction of certain other conditions described in this Agreement.

      Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

            1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, AHM shall be merged with and into Valley, in accordance with the provisions of Section 3-105 of the MGCL and with the effect provided in
Section 3-114 of the MGCL (the "Merger") with Valley as the surviving corporation (the "Surviving Corporation"). Following the Merger, Valley shall continue to be governed by the Laws of the State of Maryland. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of American Home and Valley, and the Plan of Merger, which has been adopted by the Board of Directors of Valley and will be adopted by the Board of Directors of AHM upon its organization.


                                     - 1 -
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            1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M., Melville, New York time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Melville, New York time), or at such other time as the Parties may mutually agree. The Closing shall be held at the offices of Alston & Bird llp, 601 Pennsylvania Avenue, N.W., 10th Floor, North Building, Washington, D.C. 20004-2601, or at such other location as the Parties may mutually agree.

            1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the State Department of Assessments and Taxation of the State of Maryland (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the tenth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Valley approve this Agreement and the Plan of Merger; or such later date within 30 days thereof as may be specified by American Home.

            1.4 Restructure of Transaction. American Home shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger for any reason American Home deems advisable prior to distribution of the Proxy Statement. Except as otherwise contemplated by this Agreement, without the consent of Valley, American Home may not revise the Merger to (i) adversely affect the Tax effects or alter or change the amount or kind of the consideration that the holders of Valley Common Stock are entitled to receive or the treatment of Valley Options or the economic benefits of the transactions contemplated hereby to the holders of Valley Common Stock, (ii) change the manner in which the consideration for Valley Common Stock is paid, (iii) affect the interests of the holders of Valley Common Stock materially and adversely, or
(iv) unreasonably impede or delay the receipt of the approval of the Merger by the OTS or the consummation of the Merger. American Home may exercise this right by giving written notice of the revision, including with it the amendments to this Agreement, to Valley before the date of the Proxy Statement.

            1.5 Execution of Support Agreements. Simultaneously with the second amendment and restatement of this Agreement and as a condition hereto, each of the directors of Valley is executing and delivering to American Home a Support Agreement.

                                    ARTICLE 2
                                 TERMS OF MERGER

            2.1 Articles of Incorporation. The Articles of Incorporation of Valley shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.


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            2.2   Bylaws.  The  Bylaws  of Valley  shall be the  Bylaws of the
Surviving Corporation until duly amended or repealed.

            2.3 Directors and Officers. The directors of AHM in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of AHM in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

            3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Valley or American Home, or their respective stockholders, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of American Home Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of AHM Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding from and after the Effective Time and shall be converted into one share of Valley Common Stock.

                  (c) Each share of Valley Common Stock (excluding shares subject to the provisions of Sections 3.2 and 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from American Home a cash payment, without interest thereon, in the amount of $46.00 (the "Cash Payment Amount").

            3.2 Shares Held by American Home or Valley. Each of the shares of Valley Common Stock held by any Valley Company, by the grantor trust for the benefit of participants in Valley Stock Plans or by any American Home Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

            3.3 Dissenting Valley Stockholders. Any holder of shares of Valley Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Sections 3-201 et seq. of the MGCL shall be entitled to receive such payment as may be determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the MGCL and surrendered to American Home the Valley

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certificate or certificates representing the shares of Valley Common Stock for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Valley fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares of Valley Common Stock, American Home shall issue and deliver the applicable consideration provided for in Section 3.1 of this Agreement.

            3.4 Conversion of Stock Rights. At the Effective Time, each holder of an award, option, or other right to purchase or acquire shares of Valley Common Stock pursuant to stock options, stock appreciation rights, or stock awards (each, a "Valley Right"), in each case granted by Valley under the Valley Stock Plans, which is outstanding at the Effective Time, whether or not exercisable, shall be entitled to receive upon surrender of such Valley Right a check in the amount equal to the difference (if positive) between (i) the Cash Payment Amount and (ii) the exercise price of such Valley Right.

                                    ARTICLE 4
                               EXCHANGE PROCEDURES

            4.1   Exchange Procedures.

                  (a) At or prior to the Effective Time, American Home shall deposit, or shall cause to be deposited, with the exchange agent selected by American Home (the "Exchange Agent"), for the benefit of the former holders of Valley Common Stock, for exchange in accordance with Article 3 of this Agreement and this Article 4 to the extent necessary under Article 3, an estimated amount of cash (the "Exchange Fund") to be paid pursuant to Article 3 of this Agreement and this Article 4 in exchange for outstanding shares of Valley Common Stock. In addition, the Parties acknowledge that as a demonstration of American Home's good faith intention to consummate the transactions contemplated by this Agreement, AHMH has deposited with the Exchange Agent, and shall not withdraw prior to consummation or termination of the Merger, an amount (together with any accrued interest thereon) to be included in the Exchange Fund equal to $560,000 in cash (the "Initial Exchange Fund").

                  (b) As promptly as practicable, but not later than three (3) business days after the Effective Time, American Home shall send or cause to be sent to each former holder of record of shares of Valley Common Stock immediately prior to the Effective Time, transmittal materials for use in exchanging such stockholder's certificates representing shares of Valley Common Stock for the consideration set forth in Article 3 of this Agreement (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Valley Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). American Home shall cause checks in respect of the Cash Payment Amount into which shares of each stockholder's Valley Common Stock are converted at the Effective Time to be delivered to such stockholder upon delivery to the Exchange Agent of certificates representing shares of Valley Common Stock. American Home shall cause checks in the amount set forth in Section 3.4 of this Agreement to be delivered to holders of Valley Rights following the Effective Time. No interest will be paid on any such cash to be paid pursuant to Article 3 and this Article 4 upon such delivery.

                  (c) Notwithstanding the foregoing, neither the Exchange Agent nor any Party hereto shall be liable to any former holder of Valley Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) Any portion of the Exchange Fund, including the Initial Exchange Fund, that remains unclaimed by the stockholders of Valley or holders of Valley Rights for 12 months after the Effective Time shall be paid to American Home. Any stockholders of Valley or holders of Valley Rights who have not theretofore complied with this Article 4 shall thereafter look only to American Home for payment of the consideration deliverable in respect of each share of Valley Common Stock such stockholder holds or Valley Right as determined pursuant to this Agreement, in each case, without any interest thereon.

            4.2 Rights of Former Valley Stockholders. At the Effective Time, the stock transfer books of Valley shall be closed as to holders of Valley Common Stock immediately prior to the Effective Time and no transfer of Valley Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Valley Common Stock (other than shares to be canceled pursuant to Section 3.2 of this Agreement or as to which dissenters' rights of appraisal are perfected pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. In the event any Valley Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by American Home, the posting by such person of a bond in such amount as American Home may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate, the consideration deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF VALLEY

            Valley hereby represents and warrants, except as specifically disclosed in a section of the Valley Disclosure Memorandum corresponding to the relevant section of this Article 5, to American Home as follows:

            5.1 Organization, Standing, and Power. Valley is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Valley is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

            5.2   Authority; No Breach of Agreement.

                  (a) Valley has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement and the Plan of Merger by Valley's duly constituted Board of Directors) in respect thereof on the part of Valley, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Valley Common Stock, which is the only stockholder vote required for approval of this Agreement, the Plan of Merger and the consummation of the Merger by Valley. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Valley, enforceable against Valley in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Valley, nor the consummation by Valley of the transactions contemplated hereby or thereby, nor compliance by Valley with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Valley's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Valley Company under, any Contract or Permit of any Valley Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Valley Company or any of their respective material Assets, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Valley of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

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            5.3   Capital Stock.

                  (a) The authorized capital stock of Valley consists, as of the date of the second amendment and restatement of this Agreement, of (i) 1,000,000 shares of Valley preferred stock, par value $.01 per share, none of which is issued and outstanding, and (ii) 2,000,000 shares of Valley Common Stock, of which, as of the date of the amendment and restatement of this Agreement (A) 130,135 shares are issued and outstanding and (B) 11,709 shares of Valley Common Stock are subject to outstanding awards under Valley's Stock Plans (including 4,278 shares held in a grantor trust for the benefit of participants in Valley Stock Plans), and not more than 137,566 shares of Valley Common Stock will be issued and outstanding at the Effective Time.

                  (b) All of the issued and outstanding shares of Valley Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the MGCL. None of the outstanding shares of Valley Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Valley.

                  (c) Except as set forth in Section 5.3(a) of this Agreement or
Section 5.3(c) of the Valley Disclosure Memorandum, there are no shares of capital stock or other equity securities of Valley outstanding and no outstanding Valley Rights.

            5.4 Valley Subsidiaries. Valley has disclosed in Section 5.4 of the Valley Disclosure Memorandum all of the Valley Subsidiaries as of the date of the amendment and restatement of this Agreement. Valley or another Valley Subsidiary owns all of the issued and outstanding shares of capital stock of each Valley Subsidiary. No equity securities of any Valley Subsidiary are or may become required to be issued (other than to another Valley Company) by reason of any Rights, and there are no Contracts by which any Valley Subsidiary is bound to issue (other than to another Valley Company) additional shares of its capital stock or Rights or by which any Valley Company is or may be bound to transfer any shares of the capital stock of any Valley Subsidiary (other than to another Valley Company). There are no Contracts relating to the rights of any Valley Company to vote or to dispose of any shares of the capital stock of any Valley Subsidiary. All of the shares of capital stock of each Valley Subsidiary held by a Valley Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Valley Company free and clear of any Lien. Each Valley Subsidiary is either a savings and loan association, a limited liability company, or a corporation, and is duly organized, validly existing, and (if applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Valley Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a


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Material Adverse Effect on Valley. Each Valley Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund to the fullest extent permitted by Law.

            5.5 Financial Statements. Valley has disclosed in Section 5.5 of the Valley Disclosure Memorandum, and has delivered to American Home copies of, all Valley Financial Statements prepared for periods ended prior to the date of the amendment and restatement of this Agreement and will deliver to American Home copies of all Valley Financial Statements prepared subsequent to the date of the amendment and restatement of this Agreement. The Valley Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of the amendment and restatement of this Agreement, will be in accordance with the books and records of the Valley companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Valley Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Valley Companies for the periods indicated (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be material in amount or effect).

            5.6 Absence of Undisclosed Liabilities. No Valley Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Valley as of September 30, 2003, included in the Valley Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to September 30, 2003, and Liabilities to be incurred in connection with the transactions contemplated by this Agreement. No Valley Company has incurred or paid any Liability since September 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

            5.7 Absence of Certain Changes or Events. Since June 30, 2001, except as disclosed in the Valley Financial Statements delivered prior to the date of the amendment and restatement of this Agreement or as otherwise disclosed in the Valley Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

            5.8   Tax Matters.

                  (a) Since December 31, 1997, all Tax Returns required to be filed by or on behalf of any of the Valley Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and all Tax Returns filed are complete and accurate in all material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately

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preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Valley, except to the extent reserved against in the Valley Financial Statements dated prior to the date of the amendment and restatement of this Agreement. All Taxes due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid.

                  (b) None of the Valley Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision for any material Taxes due or to become due for any of the Valley Companies for the period or periods through and including the date of the respective Valley Financial Statements has been made in accordance with GAAP and is reflected on such Valley Financial Statements.

                  (d) Each of the Valley Companies is in material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  (e) None of the Valley Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (f) There are no material Liens with respect to Taxes upon any of the Assets of the Valley Companies.

                  (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Valley Companies that occurred during or after any Taxable Period in which the Valley Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2003.

                  (h) After the date of the amendment and restatement of this Agreement, no material election with respect to Taxes will be made without the prior consent of American Home, which consent will not be unreasonably withheld.

                  (i) No Valley Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  (j) No Valley Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

            5.9 Assets. The Valley Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets other than such defects and liens which are not reasonably likely to have a Material Adverse Effect on Valley. All tangible properties used in the businesses of the Valley Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Valley's past practices, except as would not be reasonably likely to have a Material Adverse Effect on Valley. All Assets which are material to Valley's business on a consolidated basis, held under leases or subleases by any of the Valley Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Valley Companies currently maintain insurance in amounts, scope and coverage reasonably necessary for their operations. None of the Valley Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be materially reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Valley Companies include all material Assets required to operate the business of the Valley Companies as presently conducted.

            5.10  Environmental Matters.

                  (a) Each Valley Company is and has been in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

                  (b) There is no Litigation pending or, to the Knowledge of Valley, threatened before any court, governmental agency, or authority, or other forum in which any Valley Company has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Valley Company, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

                  (c) To the Knowledge of Valley, there is no Litigation pending before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Valley in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such

Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

                  (d) To the Knowledge of Valley, during the period of (i) any Valley Company's ownership or operation of any of their respective current properties, (ii) any Valley Company's participation in the management of any Participation Facility, or (iii) any Valley Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley. Prior to the period of (i) any Valley Company's ownership or operation of any of their respective current properties,
(ii) any Valley Company's participation in the management of any Participation Facility, or (iii) any Valley Company's holding of a security interest in a Loan Property, to the Knowledge of Valley, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

            5.11 Compliance with Laws. Valley is duly registered as a savings and loan holding company under the HOLA Act. Each Valley Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley. None of the Valley Companies:

                  (a) is in violation of any material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley; and

                  (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Valley Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, or (iii) requiring any Valley Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

            5.12 Labor Relations. No Valley Company is the subject of any Litigation asserting that it or any other Valley Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Valley Company to bargain with any labor organization as to wages or conditions of employment, nor is any Valley Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Valley Company, pending or, to the Knowledge of Valley, threatened, or to the Knowledge of Valley, is there any activity involving employees of any Valley Company seeking to certify a collective bargaining unit or engaging in any other organization activity.

            5.13  Employee Benefit Plans.

                  (a) Valley has disclosed in Section 5.13(a) of the Valley Disclosure Memorandum, and has delivered or made available to American Home prior to the amendment and restatement of this Agreement correct and complete copies or descriptions in each case of, all Valley Benefit Plans. For purposes of this Agreement, "Valley Benefit Plans" means all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other material employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other material written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, maintained by, sponsored in whole or in part by, or contributed to by, any Valley Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Valley Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Valley ERISA Plan." Any Valley ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or
Section 302 of ERISA, is referred to herein as a "Valley Pension Plan." Neither Valley nor any Valley Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in
Section 3(2) of ERISA, ever maintained by any Valley Company, that was intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.13 of the Valley Disclosure Memorandum.

                  (b) Valley has described in Section 5.13(b) of the Valley Disclosure Memorandum and has delivered or made available to American Home prior to the amendment and restatement of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Valley Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Valley Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1997,
(iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Valley Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any material modifications thereto.

                  (c) All Valley Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley. Each Valley ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Valley, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any Valley ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Valley is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Valley Benefit Plan to the Knowledge of Valley, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Valley. There is no material pending or, to the Knowledge of Valley, threatened Litigation relating to any Valley ERISA Plan.

                  (d) Except as described in Section 5.13(d) of the Valley Disclosure Memorandum, no Valley Company has engaged in a transaction with respect to any Valley Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of the amendment and restatement of this Agreement, would subject any Valley Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither Valley nor, any administrator or fiduciary of any Valley Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any Valley Benefit Plan which could subject Valley to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Valley. No oral or written representation or communication with respect to any aspect of the Valley Benefit Plans has been made to employees of any Valley Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on Valley.

                  (e) No Valley Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan is equal to or exceeds the actuarial present value of all accrued benefits under such plans (whether vested or not), based upon the actuarial assumptions used to prepare the most recent actuarial reports for such plans and to the Knowledge of Valley, since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley. Neither any Valley Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any Valley Company, or the single-employer plan of any entity which is considered one employer with Valley under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or

Section 302 of ERISA (whether or not waived) (a "Valley ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any Valley Pension Plan or any single-employer plan of a Valley ERISA Affiliate have been timely made and there is no lien either existing or expected under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Valley Company has provided, or is required to provide, security to a Valley Pension Plan or to any single-employer plan of a Valley ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid by Valley under ERISA Section 4006 have been timely paid by Valley, except to the extent any failure to timely pay would not have a Material Adverse Effect on Valley.

                  (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Valley Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Valley ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valley).

                  (g) No Valley Company has any obligations for retiree health and retiree life benefits under any of the Valley Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

                  (h) Except as described in Section 5.13(h) of the Valley Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
(i) result in any payment (including, without limitation, severance, golden parachute, or other payment) becoming due to any director or any employee of any Valley Company from any Valley Company under any Valley Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Valley Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

            5.14 Material Contracts. Except as set forth in Section 5.14 of the Valley Disclosure Memorandum, none of the Valley Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Valley Company or the guarantee by any Valley Company of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, and trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be reflected as an exhibit to an SEC Report pursuant to Item 601(b) of Regulation S-K filed by Valley with the SEC as of the date of the amendment and restatement of this Agreement if Valley were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Valley Contracts"). With respect to each Valley Contract: (i) the Contract is in full force and effect; (ii) no Valley Company is in

Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley; (iii) no Valley Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Valley, in Default in any material respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley. All of the indebtedness of any Valley Company for money borrowed is prepayable at any time by such Valley Company without penalty or premium.

            5.15  Legal Proceedings.

                  (a) There is no Litigation instituted or pending, or, to the Knowledge of Valley, threatened against any Valley Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Valley Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

                  (b) Section 5.15(b) of the Valley Disclosure Memorandum includes a summary report of all Litigation as of the date of the amendment and restatement of this Agreement to which any Valley Company is a party and which names a Valley Company as a defendant or cross-defendant.

            5.16 Reports. Since December 31, 1997, or the date of organization if later, each Valley Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Valley.

            5.17 Statements True and Correct. None of the information supplied or to be supplied by any Valley Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Valley's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of Valley, contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Valley Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby comply or will comply when filed as to form in all material respects with the provisions of applicable Law.

            5.18 Regulatory Matters. Except as contemplated by this Agreement, no Valley Company or any Affiliate thereof has taken or agreed to take any action, and Valley has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this

Agreement. To the Knowledge of Valley there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

            5.19 Intellectual Property. All of the Intellectual Property rights of Valley and the Valley Subsidiaries are in full force and effect and, to the extent Valley or any of the Valley Subsidiaries license the right to use such Intellectual Property, such licenses constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Valley, there currently are not, any Defaults thereunder by Valley or a Valley Subsidiary. Valley or a Valley Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement, except for such Liens or claims of infringement which would not reasonably be expected to have a Material Adverse Effect on Valley. Neither Valley nor any of the Valley Subsidiaries nor, to the Knowledge of Valley, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Valley, none of the Intellectual Property rights as used in the business conducted by Valley or the Valley Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement, in each case, except as would not reasonably be expected to have a Material Adverse Effect on Valley. Neither Valley nor any of the Valley Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property other than in the ordinary course of business. Valley or a Valley Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Valley or the Valley Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, in each case, other than with Valley or any of the Valley Subsidiaries.

            5.20 Charter Provisions. Each Valley Company has taken all action so that the entering into of this Agreement, the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws or, subject to Valley's right to withdraw or alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, restrict or impair the ability of American Home to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Valley Company that may be directly or indirectly acquired or controlled by it in connection with the Merger.

            5.21 Support Agreements. Each of the directors of Valley has executed and delivered to American Home a Support Agreement in substantially the form attached as Exhibit 2 to this Agreement.

            5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Valley's own account, or for the account of one or more the Valley Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

            5.23 Fairness Opinion. Valley has received an opinion of Feldman Financial Advisors, Inc. to the effect that, in the opinion of such firm, the consideration to be paid to the holders of Valley Common Stock in the Merger is fair, from a financial point of view, to the stockholders of Valley (the "Fairness Opinion").

                                    ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF AMERICAN HOME

            American Home hereby represents and warrants to Valley as follows:

            6.1 Organization, Standing, and Power. American Home is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. American Home is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home.

            6.2   Authority; No Breach of Agreement.

                  (a) American Home has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of American Home. This Agreement represents a legal, valid, and binding obligation of American Home, enforceable against American Home in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by American Home, nor the consummation by American Home of the transactions contemplated hereby, nor compliance by American Home with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of American Home's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any American Home Company under, any Contract or Permit of any American Home Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse

Effect on American Home, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any American Home Company or any of their respective material Assets.

                  (c) Other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by American Home of the Merger and the other transactions contemplated in this Agreement.

            6.3 Absence of Certain Changes or Events. Since September 30, 2003, except as disclosed in the American Home Financial Statements delivered prior to the date of the amendment and restatement of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home.

            6.4 Compliance with Laws. Each American Home Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home. None of the American Home Companies:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any American Home Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home, or (iii) requiring any American Home Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

            6.5 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of American Home, threatened against any American Home Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any American Home Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Home.

            6.6 Regulatory Matters. Except as contemplated by this Agreement, no American Home Company or any Affiliate thereof has taken or agreed to take any action, and American Home has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of American Home there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

                                    ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

            7.1 Affirmative Covenants of Valley. Unless the prior written consent of American Home shall have been obtained, and except as otherwise expressly contemplated herein, Valley shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) except as may be required by Law, take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

            7.2 Negative Covenants of Valley. From the date of the amendment and restatement of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as specifically contemplated by this Agreement, Valley covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of American Home, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Valley Company; or

                  (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Valley Company to another Valley Company) in excess of an aggregate of $250,000 (for the Valley Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include Federal Home Loan Bank advances, entry into repurchase agreements or other fully secured securities), or impose, or suffer the imposition, on any Asset of any Valley Company of any material Lien, except in the ordinary course of business consistent with past practices; or

                  (c) except as contemplated by Sections 7.1 and 8.11 of this Agreement, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Valley Company, or declare or pay any dividend or make any other distribution in respect of Valley's capital stock; provided that (i) with respect to any fiscal year completed prior to the Effective Time, Valley may (to the extent legally able to do so), but shall not be obligated to, declare and pay a cash dividend (in an amount per share which will not exceed the amount disclosed in Section 7.2(c) of the Valley Disclosure Memorandum) and (ii) with respect to the fiscal year of Valley in which the Effective Time occurs, Valley may (to the extent legally able to do so), but shall not be obligated to, declare and pay immediately prior to the Effective Time, a cash dividend (in an amount per share which, when annualized, will not exceed the amount disclosed in
Section 7.2(c) of the Valley Disclosure Memorandum) which shall be prorated based on the number of full weeks elapsed in such fiscal year from the first day of such fiscal year until the Effective Time and which may include a cash dividend from Valley Bank of Maryland necessary for Valley to pay such dividend and provided further that any cash dividend from Valley Bank of Maryland shall comply with all Laws; or

                  (d) except for this Agreement or pursuant to the exercise of Valley Rights outstanding as of the original date of this Agreement and pursuant to the terms thereof in existence on the original date of this Agreement, (i) issue, sell, pledge, encumber, authorize the issuance of, (ii) enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or
(iii) otherwise permit to become outstanding, any additional shares of Valley Common Stock or any capital stock of any Valley Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine, or reclassify any capital stock of any Valley Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Valley Common Stock (other than upon the exercise of existing Rights), or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Valley Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Valley Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business consistent with past practice; or

                  (f) (i) grant any increase in compensation or benefits exceeding five percent (5%) of the current compensation or benefit to the employees, officers, or directors of any Valley Company, except as required by Law or disclosed in Section 7.2(f) of the Valley Disclosure Memorandum, (ii) pay any severance or termination pay or any bonus other than pursuant to established policies or written Contracts in effect on the date of the second amendment and restatement of this Agreement, (iii) enter into or amend any severance agreements with officers of any Valley Company; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Valley Company; or (v) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (g) enter into or amend any employment Contract between any Valley Company and any Person (unless such amendment is required by Law) that the Valley Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the Valley Benefit Plans), at any time on or after the Effective Time; provided, however, that the Board of Directors of Valley may determine to extend the term of employment of Mr. Solomon for one additional year as of the next anniversary date of such agreement and increase Mr. Solomon's compensation thereunder by up to five percent (5%) of his current salary; or

                  (h) adopt any new employee benefit plan of any Valley Company or make any material change in or to any existing employee benefit plans of any Valley Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the Tax qualified status of any such plan; or

                  (i) make any significant change in any Tax or accounting methods, material elections, or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (j) commence any Litigation other than as deemed necessary or advisable in the good faith judgment of management for the prudent operation of its business or settle any Litigation involving any Liability of any Valley Company for material money damages or material restrictions upon the operations of any Valley Company; or

                  (k) except in the ordinary course of business, modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.

            7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

            7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of the amendment and restatement of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

            8.1 Proxy Statement; Stockholder Approval. Valley shall call a Stockholders' Meeting within 30 days of its receipt of written notice of American Home's filing of its amended H-(e)1 application with the OTS and shall hold the Stockholders' Meeting within 60 days of receipt of such notice, for the purpose of voting upon approval of this Agreement, the Plan of Merger and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Valley shall mail the Proxy Statement to its stockholders, (ii) each Party shall furnish to the other all information concerning them that such other Party may reasonably request in connection with such Proxy Statement, (iii) Valley shall cause the Fairness Opinion to be confirmed as of a date immediately preceding the date of the Proxy Statement;
(iv) the Board of Directors of Valley shall recommend to its stockholders the approval of the matters submitted for approval, and (v) the Board of Directors of Valley shall use its reasonable efforts to obtain such stockholders' approval, provided that Valley may withdraw, modify, or change in an adverse manner to American Home its recommendations if the Board of Directors of Valley, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Valley's Board of Directors under applicable Law. In addition, nothing in this
Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by Valley of information that is required to be disclosed in the Proxy Statement or otherwise required to be publicly disclosed by applicable Law.

            8.2 Applications. American Home shall prepare as soon as reasonably practicable, and Valley shall cooperate in the preparation and, where appropriate, shall file, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. American Home agrees with and covenants to Valley that any such application which requires the inclusion of a business plan shall set forth in such business plan that American Home shall operate Valley Bank of Maryland as a separate subsidiary of American Home following the Merger.

            8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, American Home and Valley shall execute and file the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland in connection with the Closing.

            8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of the second amendment and restatement of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9, including, if necessary, using reasonable efforts to resolve any concern of the OTS to avoid the imposition of a condition or restriction referred to in the last sentence of Section 9.1(b); provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

            8.5   Investigation and Confidentiality.

                  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with Confidentiality Agreements, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and copies of all work papers containing confidential information received from the other Party.

                  (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

                  (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the original date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

            8.6 Press Releases. Valley may, upon the second amendment and restatement of this Agreement, issue a press release or other public disclosure announcing the amendment and restatement of this Agreement in such form as may be mutually agreed upon by American Home and Valley. Thereafter, American Home and Valley shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

            8.7 No Solicitation. Except with respect to this Agreement, the Plan of Merger and the transactions contemplated hereby or thereby, no Valley Company nor any Affiliate thereof nor any Representative thereof retained by any Valley Company shall, directly or indirectly, initiate, solicit, encourage, or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, a Valley Company and its respective Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, or (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) the Valley Stockholders' Meeting shall not have occurred, (b) Valley's Board of Directors concludes in good faith and consistent with its fiduciary duties to Valley's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (c) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Valley's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreements, and (d) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Valley's Board of Directors notifies American Home promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals, or offers. Valley agrees that it will promptly keep American Home informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Valley agrees that it will, and will cause its officers, directors, and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the original date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Valley agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall (i) permit Valley to terminate this Agreement (except as specifically provided in Article 10), or (ii) affect any other obligation of American Home or Valley under this Agreement.

            8.8 Employee Benefits and Contracts. Following the Effective Time, American Home shall provide generally to officers and employees of the Valley Companies, who at or after the Effective Time remain employees of Valley Bank of Maryland or become employees of an American Home Company ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of American Home Common Stock except as set forth in this Section 8.8), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the American Home Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Valley shall be treated as service under American Home's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Valley shall be treated as service under American Home's qualified defined contribution plans, and (iii) service under any other employee benefit plans of Valley shall be treated as service under any similar employee benefit plans maintained by American Home. American Home shall cause the American Home welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Valley's welfare benefit plans to be credited to such Continuing Employees under the American Home welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the American Home welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by Valley and/or any Valley Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of American Home and its Subsidiaries, provided that after the Effective Time there is no material reduction (determined on an overall basis) in the benefits provided under the Valley employee benefit plans. American Home also shall cause Valley and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 5.13(a) of the Valley Disclosure Memorandum to American Home between any Valley Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Valley Benefit Plans. American Home shall be responsible for the fees related to the termination of the Valley Benefit Plans.

            8.9   Indemnification.

                  (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the original date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Valley or any Valley Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Valley, any of the Valley Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, American Home shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) American Home shall have the right to assume the defense thereof and upon such assumption American Home shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if American Home elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between American Home and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and American Home shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) American Home shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) American Home shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. American Home's obligations under this Section 8.9(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                  (b) American Home agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Valley and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the original date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.9(b) shall be deemed to preclude the liquidation, consolidation, or merger of Valley or any Valley Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by American Home is required to effectuate any indemnification, American Home shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between American Home and the Indemnified Party.

                  (c) American Home, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of the Valley Companies at or before the Effective Time to be covered by the Valley Companies' existing directors' and officers' liability insurance policy (provided that American Home may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to claims arising from facts or events which occurred prior to the Effective Time. Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

                  (d) If American Home or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of American Home shall assume the obligations set forth in this Section 8.9.

                  (e) The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

            8.10 Reorganization and Real Estate Investment Trust Status. The Parties acknowledge that effective December 3, 2003, AHMH completed a reorganization resulting in the formation of American Home through the merger of Apex Mortgage Capital, Inc. ("Apex") with and into American Home. Commencing with the taxable year ending December 31, 2003, American Home will elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code, organized in conformity with the requirements for qualification as a REIT, and its current and proposed method of operation will enable American Home to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

            8.11 Extension Fee. Within five days of the date of the second amendment and restatement of this Agreement, American Home shall pay to Valley a fee in the amount of $130,000. The Parties agree that such fee shall not constitute part of the Cash Payment Amount but shall constitute part of the payment to Valley under Section 11.2(b) of this Agreement. The Parties further agree that such payment may be distributed, in whole or in part, to holders of shares of Valley Common Stock through a special dividend.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

            9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby and thereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                  (a) Stockholder Approval. The stockholders of Valley shall have adopted this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law and Valley's Articles of Incorporation.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of American Home would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement or the Plan of Merger that, had such condition or requirement been known, American Home would not, in its reasonable judgment, have entered into this Agreement.

                  (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party after the Effective Time. No Consent so obtained which is necessary to consummate the transactions contemplated in this Agreement or the Plan of Merger shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of American Home would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement or the Plan of Merger that, had such condition or requirement been known, American Home would not, in its reasonable judgment, have entered into this Agreement.

                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

            9.2 Conditions to Obligations of American Home. The obligations of American Home to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by American Home pursuant to Section 11.6(b):

                  (a) Representations and Warranties. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Valley set forth in this Agreement shall be assessed as of the date of the second amendment and restatement of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Valley set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Valley set forth in Sections 5.18 and 5.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Valley set forth in this Agreement (including the representations and warranties set forth in Sections
5.18 and 5.20) such that the
aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Valley; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Valley to be performed and complied with pursuant to this Agreement and the Plan of Merger and the other agreements contemplated hereby and thereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Valley shall have delivered to American Home
(i) a certificate, dated as of the Effective Time and signed on Valley's behalf by its duly authorized officers, to the effect that the conditions set forth in
Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Valley's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as American Home and its counsel shall request.

                  (d) Stockholders' Equity. Valley shall have as of the Effective Time, stockholders' equity of at least 80% of the stockholders' equity of Valley as of June 30, 2001, as reflected in the Valley Financial Statements.

                  (e) Opinion of Counsel. American Home shall have received an opinion of Cozen O'Connor, special counsel to Valley, dated as of the Effective Time, in form reasonably satisfactory to American Home, as to the matters set forth in Exhibit 3 to this Agreement.

            9.3 Conditions to Obligations of Valley. The obligations of Valley to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Valley pursuant to Section 11.6(a):

                  (a) Representations and Warranties. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of American Home set forth in this Agreement shall be assessed as of the date of the second amendment and restatement of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.6 shall be correct and complete in all material respects. There shall not exist inaccuracies in the representations and warranties of American Home set forth in this Agreement (including the representations and warranties set forth in Section 6.6) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on American Home; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to

"material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of American Home to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. American Home shall have delivered to Valley
(i) a certificate, dated as of the Effective Time and signed on American Home's behalf by its duly authorized officers, to the effect that the conditions set forth in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by American Home's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Valley and its counsel shall request.

                  (d) Opinion of Counsel. Valley shall have received an opinion of Alston & Bird LLP, counsel to American Home, dated as of the Effective Time, in form reasonably acceptable to Valley, as to the matters set forth in Exhibit 4 to this Agreement.

                                   ARTICLE 10
                                   TERMINATION

            10.1 Termination. Notwithstanding any other provision of this Agreement or the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of Valley, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of Valley and American Home; or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Valley and Section 9.3(a) of this Agreement in the case of American Home or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Valley and Section 9.3(a) of this Agreement in the case of American Home; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Valley and Section 9.3(a) in the case of American Home or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the stockholders of Valley fail to vote their approval of this Agreement at the Stockholders' Meeting where this Agreement was presented to such stockholders for approval and voted upon; or

                  (e) By the Board of Directors of either Party in the event that American Home has not obtained the Consent of the OTS to the Merger on or before July 31, 2005; provided that the failure to obtain such Consent is not due to the fault of the party electing to terminate pursuant to this Section 10.1(e) (provided that the failure to obtain such approval is not due to the fault of Valley, and provided further that, if such Consent is conditioned or restricted in a manner which is not acceptable to American Home and such condition or restriction is not due to the fault of Valley, for purposes of
Section 11.2(b), American Home shall have failed to obtain such Consent).

            10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement and the Plan of Merger shall become void and have no effect, except that the provisions of this Section 10.2, Article 11 and Section 8.5(b) shall survive any such termination and abandonment.

            10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11
                                  MISCELLANEOUS

            11.1  Definitions.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of Valley or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Valley or any of its Subsidiaries.

                  "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "AHM Common Stock" shall mean the $.01 par value common stock of AHM.

                  "American Home Common Stock" shall mean the $.01 par value common stock of American Home.

                  "American Home Companies" shall mean, collectively, American Home and all American Home Subsidiaries and Affiliates.

                  "American Home Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of American Home as of March 31, 2004 and AHMH or Apex as of March 31, 2003, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2004 and for each of the three years ended December 31, 2003, 2002 and 2001, as filed by American Home, AHMH and Apex, as applicable, in SEC Documents, and (ii) the consolidated statements of condition of American Home (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2004.

                  "American Home Subsidiaries" shall mean the Subsidiaries of American Home at the Effective Time.

                  "Articles of Merger" shall mean the Articles of Merger to be executed by American Home and Valley and filed with the Secretary of State of the State of Maryland related to the Merger and contemplated by Section 1.1.

                  "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act.

                  "Confidentiality Agreements" shall mean those certain Confidentiality Agreements between Valley and American Home.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                  "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including CERCLA, as amended, 42 U.S.C. 9601 et seq. the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
      Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                  "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                  "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority, and specifically shall include the Real Estate Settlement Practices Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Truth in Savings Act, and the Home Mortgage Disclosure Act.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter and Party in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, investment banks, broker-dealers, mortgage companies and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) general economic or market conditions or the securities industry in general, and
      (e) this Agreement or the announcement thereof.

                  "MGCL" shall mean the General Corporation Law of the State of Maryland.

                  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "OTS" shall mean the Office of Thrift Supervision.

                  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "Party" shall mean either American Home or Valley, and "Parties" shall mean both American Home and Valley.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

                  "Proxy Statement" shall mean the proxy statement used by Valley to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board, the "OTS"), the Federal Deposit Insurance Corporation, and all other federal, state, county, local, or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other agent or representative engaged by a Person.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SEC Report" shall mean all forms, reports, and documents required to be filed by a registrant with the SEC.

                  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Stockholders' Meeting" shall mean the meeting of the stockholders of Valley to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "Superior Proposal" means any written Acquisition Proposal made by a Person other than American Home (i) which is for (1) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share purchase, or similar transaction involving Valley as a result of which either (x) Valley's stockholders prior to such transaction (by virtue of their ownership of shares of Valley Common Stock) in the aggregate cease to own at least 75% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (y) the individuals composing the Board of Directors of Valley prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (2) a sale, lease, exchange, transfer, or other disposition of at least 75% of the Assets of Valley and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (3) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Valley whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Valley in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (1) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to the provisions of Section 11.2) and (2) is reasonably capable of being completed.

                  "Support Agreement" shall mean a written agreement in substantially the form attached as Exhibit 2 to this Agreement.

                  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local, or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "Taxable Period" shall mean any period prescribed by any governmental authority, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or a Tax is required to be paid.

                  "Valley Common Stock" shall mean the $.01 par value common stock of Valley.

                  "Valley Disclosure Memorandum" shall mean the written information entitled "Valley Bancorp, Inc. Disclosure Memorandum" delivered to Valley prior to the date of this Agreement as supplemented and amended as of the date of the amendment and restatement of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "Valley Companies" shall mean, collectively, Valley and all Valley Subsidiaries.

                  "Valley Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Valley as of September 30, 2003 and 2002, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended September 30, 2003, 2002 and 2001, included in the Valley Disclosure Memorandum, and
      (ii) the consolidated statements of condition of Valley (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2003.

                  "Valley Stock Plans" shall mean the existing stock option and other stock based compensation plans of Valley.

                  "Valley Subsidiaries" shall mean the Subsidiaries of Valley, which shall include the Valley Subsidiaries described in Section 5.4.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                   Apex..................................Section 8.10
                   Claim.................................Section 8.11(a)
                   Closing...............................Section 1.2
                   Continuing Employees..................Section 8.10
                   Covered Parties.......................Section 8.11(b)
                   Effective Time........................Section 1.3
                   Exchange Agent........................Section 4.1(a)
                   Exchange Fund.........................Section 4.1(a)
                   Fairness Opinion......................Section 5.23
                   Initial Exchange Fund.................Section 4.1(a)
                   Indemnified Parties...................Section 8.11(a)
                   Merger................................Section 1.1
                   REIT..................................Section 8.11
                   Surviving Corporation.................Section 1.1
                   Valley Benefit Plans..................Section 5.13(a)
                   Valley Contracts......................Section 5.14
                   Valley ERISA Affiliate................Section 5.13(e)
                   Valley ERISA Plan.....................Section 5.13(a)
                   Valley Pension Plan...................Section 5.13(a)
                   Valley Right..........................Section 3.4

                  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

            11.2..Expenses.

                  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that American Home shall pay for the filing, application fees, and printing fees of each of the Parties.

                  (b) Notwithstanding the foregoing, (i) in the event the Merger is not consummated due to a termination of this Agreement by Valley pursuant to Sections 10.1(b), 10.1(c) or 10.1(e) of this Agreement, American Home shall (within seven business days after termination of this Agreement and after receipt of written evidence of such expenses) reimburse Valley for the actual legal, accounting, and financial advisory expenses incurred by Valley in connection with the Merger (less any amount previously reimbursed by American Home to Valley for such expenses whether pursuant to Section 11.2(c) of this Agreement or otherwise) plus $150,000 and less the amount paid by American Home to Valley pursuant to Section 8.11 of this Agreement and (ii) in the event the Merger is not consummated due to a termination of this Agreement under Section 10.1(d)(ii) of this Agreement as a result of the failure of Valley to obtain stockholder approval of the Merger after the receipt by Valley of a Superior Proposal from a third party and Valley subsequently enters into an acquisition agreement with such third party, Valley or such third party shall (within seven business days after termination of this Agreement and after receipt of written evidence of such expenses) reimburse American Home for the actual legal, accounting, and financial advisory expenses incurred by American Home in connection with the Merger. The parties further agree that Valley may request the delivery of the $150,000 fee referenced in clause (i) above directly from the Exchange Agent out of the Initial Exchange Fund pursuant to the terms of the exchange agent agreement entered into by and among American Home, Valley and the Exchange Agent; provided, however, that an improper request of such funds by Valley shall be deemed to be a breach of this Agreement and American Home shall have the right to exercise any remedies available to it at law and in equity in connection with such breach.

                  (c) American Home shall (within five days after receipt of written evidence of such expenses) reimburse Valley for the actual legal, accounting, and financial advisory expenses incurred by Valley in connection with the Merger for the period commencing June 19, 2003 and ending on the date of the second amendment and restatement of this Agreement. In addition, American Home shall (within five days after receipt of written evidence of such expenses) reimburse Valley for the legal fees, accounting fees, advisory fees, printing and mailing fees and other fees associated with the Proxy Statement and the Stockholders' Meeting.

            11.3 Brokers and Finders. Except for Milestone Merchant Partners, LLC as to American Home and except for Feldman Financial Advisers, Inc. as to Valley (whose fee for its services in connection with the Merger is set forth in Section 11.3 of the Valley Disclosure Memorandum), each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by American Home or by Valley, each of American Home and Valley, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

            11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral other than the Confidentiality Agreements which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11.

            11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Valley Common Stock, there shall be made no amendment that pursuant to the MGCL requires further approval by such stockholders without the further approval of such stockholders.

            11.6 Waivers.

                  (a) Prior to or at the Effective Time, Valley, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by American Home, to waive or extend the time for the compliance or fulfillment by American Home of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Valley under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer or other authorized officer of Valley.

                  (b) Prior to or at the Effective Time, American Home, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Valley, to waive or extend the time for the compliance or fulfillment by Valley of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of American Home under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of American Home.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Receipt of information pursuant to the terms of this Agreement by one Party from the other Party, shall not be deemed to be a waiver by the receiving Party of any rights under this Agreement

            11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

            11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

            American Home:      AMERICAN HOME MORTGAGE INVESTMENT CORP.
                                520 Broadhollow Road
                                Melville, New York 11747
                                Telecopy Number:  (208) 692-0508

                                Attention:  Michael Strauss
                                            Chairman of the Board, President
                                               and Chief Executive Officer

            Copy to Counsel:    AMERICAN HOME MORTGAGE INVESTMENT CORP.
                                520 Broadhollow Road
                                Melville, New York 11747
                                Telecopy Number:  (800) 209-7276

                                Attention:  Alan B. Horn
                                            Executive Vice President and General
                                               Counsel

            Copy to Counsel:    ALSTON & BIRD LLP
                                North Building, 10th Floor
                                601 Pennsylvania Avenue, N.W.
                                Washington, D.C.  20004-2601
                                Telecopy Number:  (202) 756-3333

                                Attention:  Frank M. Conner III

            Valley:             VALLEY BANCORP, INC.
                                130 Lakefront Drive
                                Hunt Valley, Maryland  21030-2215
                                Telecopy Number:  (410) 785-3875

                                Attention: Joseph M. Solomon
                                           President and Chief Executive Officer

            Copy to Counsel:    COZEN O'CONNOR
                                Suite 500
                                1667 K Street, N.W.
                                Washington, D.C.  20006-1605
                                Telecopy Number:  (202) 912-4881

                                Attention:  Edward B. Crosland, Jr.

            11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to any applicable conflicts of law provisions thereof except to the extent the laws of the State of Maryland apply to the Merger.

            11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

            11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

            11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            11.14 Severability. Any term or provision of this Agreement which is invalid, illegal, or unenforceable by any Law or public policy in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                       [Signatures on the following page]

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ATTEST:                             AMERICAN HOME MORTGAGE INVESTMENT CORP.

By:  /s/ John Kalas                 By: /s/ Alan B. Horn
   ----------------------------         -----------------------------
   Name:  John Kalas                   Alan B. Horn
   Title:  Assistant Secretary         Executive Vice President and General
                                       Counsel


[CORPORATE SEAL]

ATTEST:                             VALLEY BANCORP, INC.



By:  /s/ Irwin E. Epstein           By: /s/ Joseph M. Solomon
   ----------------------------        -------------------------------
   Irwin E. Epstein                    Joseph M. Solomon
   Corporate Secretary                 President and Chief Executive Officer

[CORPORATE SEAL]